                    NORTHERN STATES POWER COMPANY - MINNESOTA
                                AND SUBSIDIARIES

                  COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS
                          TO CONSOLIDATED FIXED CHARGES

            (NOT COVERED BY REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS)

                                                                                            YEAR ENDED DECEMBER 31,
                                                                              ----------------------------------------------------
                                                                    3/31/03     2002       2001       2000       1999       1998
                                                                   --------   --------   --------   --------   --------   --------
                                                                                    (IN THOUSANDS, EXCEPT RATIOS)
EARNINGS:
    Net income .................................................   $ 44,451   $200,222   $207,865   $111,224   $158,980   $210,206
    Provisions for Federal and state taxes on income ...........     25,572    108,141    132,732     92,191     97,431    124,713
    Fixed charges as below .....................................     38,219    123,220    112,780    146,192    125,431    113,160
    Less: Undistributed equity in earnings of unconsolidated
          affiliates ...........................................         --         --         --         --         --         --
                                                                   --------   --------   --------   --------   --------   --------

       Total ...................................................   $108,242   $431,583   $453,377   $349,607   $381,842   $448,079
                                                                   ========   ========   ========   ========   ========   ========

FIXED CHARGES:
    Interest charges, excluding AFC - debt .....................   $ 34,281   $107,470   $ 97,030   $130,442   $109,681   $ 97,410
    Distributions on redeemable preferred securities of
            subsidiary trust ...................................      3,938     15,750     15,750     15,750     15,750     15,750
                                                                   --------   --------   --------   --------   --------   --------

       Total ...................................................   $ 38,219   $123,220   $112,780   $146,192   $125,431   $113,160
                                                                   ========   ========   ========   ========   ========   ========

RATIO OF EARNINGS TO FIXED CHARGES .............................        2.8        3.5        4.0        2.4        3.0        4.0
                                                                   ========   ========   ========   ========   ========   ========
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